Exhibit 99(d)(5)

ELECTRONIC ARTS INC.

NONQUALIFIED STOCK OPTION GRANT

2000 EQUITY INCENTIVE PLAN

(For Employees located in France)

[Optionee information]

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the individual named above (the “Optionee”), a nonqualified Option (the “Option”) to purchase the total number of shares of common stock of the Company set forth below (the “Option Shares”) at the exercise price set forth below (the “Exercise Price”). The Option is subject to all the terms and conditions of the Nonqualified Stock Option Grant, including the terms and conditions in the attached Appendix A (collectively referred to herein as the “Grant”), the Company’s 2000 Equity Incentive Plan, as amended (the “U.S. Plan”), and the Rules of the Company’s Stock Option Plan for French Employees, as amended (“the French Plan”) (collectively referred to herein as the “Plan”) the provisions of which are incorporated herein by reference. The Option is intended to be a French-qualified Option that qualifies for the favorable income tax and social security regime in France, as set forth in the French Plan. Certain events may affect the status of the Option as a French-qualified Option and the Option may be disqualified in the future. The Company does not make any undertaking or representation to maintain the tax-qualified status of French-qualified Options during the life of the Option, and Optionee must pay any taxes due and will not be entitled to any compensation or other amounts if the Option no longer qualifies as a French-qualified Option. All capitalized terms used in this Grant that are not defined herein have the meanings defined in the Plan. The principal features of the Option are as follows:

[Grant and vest date information]

Subject to the terms and conditions of the Plan and the Grant, the Option will vest with respect to the Option Shares as to 25% per year from the date of grant, for four (4) years.

Subject to the terms and conditions of the Plan and the Grant, Optionee may first exercise this Option with respect to the vested Option Shares four (4) years from the date of grant (the “Exercisable Date”). Optionee may then exercise this Option with respect to Vested Option Shares at any time until expiration or cancellation.

In the case of death of an Optionee, any outstanding portion of the Option shall be immediately vested and exercisable for six (6) months from the date of death as set forth under Section 7 of the French Plan.

If Optionee ceases to be an employee of the Company, the Option must be vested 40% or greater on the Termination Date in order to be exercisable. However, the vested Option Shares may not be exercised until the Exercisable Date. Should Optionee cease to be an employee of the Company or any Subsidiary before the Option is at least 40% vested, the entire Option will expire on the Termination Date.

Optionee shall be deemed to have worked a calendar month if Optionee has worked any portion of that month. Only vested Options may be exercised. Vesting will continue in accordance with the Grant during a leave of absence that is protected by contract or under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that vesting shall cease if and when the leave of absence is no longer guaranteed by contract or local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise required by contract or local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE OPTION.

ELECTRONIC ARTS INC.

Steve Bené

Senior Vice President, General Counsel

ACCEPTANCE:

Optionee acknowledges the receipt of the Option under the Plan. Optionee hereby acknowledges that a copy of the Plan and a copy of the Prospectus, both as amended, are available upon request from the Company’s Stock Administration Department and can also be accessed electronically. Optionee represents that Optionee has read and understands the contents of the Plan, the Prospectus, and the Grant, all of which were provided to Optionee in the English language, and accepts the Option subject to all the terms and conditions of the Plan and the Grant. Optionee understands and acknowledges that there may be tax consequences related to the grant, vesting and/or exercise of the Option and the sale of the Option Shares and that Optionee should consult a tax advisor.

CONSENTEMENT:

Le Participant à l’Option accuse réception de l’Option dans le cadre du Plan. Le Participant à l’Option reconnaît par ceci qu’une copie du Plan et une copie du Prospectus, tous les deux comme modifiées, sont fournies sur demande par le Département de l’Administration de Stock de la Société, peuvent également être accédées électroniquement. Le Participant à l’Option représente que le Participant a lu et comprend le contenu du Plan, du Prospectus, et de l’Attribution, qui ont été fourni au Participant à l’ Option en anglais, et accepte l’Option sujet à tous termes et conditions du Plan et de l’Attribution. Le Participant à l’Option comprend et reconnaît qu’il peut y avoir des conséquences d’impôts liées à l’attribution, investissant et/ou exercice de l’Option et la vente des parts d’Option et que le Participant à l’Option devrait consulter un conseiller en fiscalité.

APPENDIX A

ELECTRONIC ARTS INC.

France Stock Option Terms and Conditions

Under the 2000 Equity Incentive Plan and the Rules of the Electronic Arts Inc. Stock Option Plan for French Employees

1. Form of Option Grant. Each Option granted under the Plan shall be evidenced by a Stock Option Grant (the “Grant”) in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of the Plan. Grants may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Optionee within a reasonable time after the granting of the Option.

3. Exercise Price. The Exercise Price of the Option shall be determined by the Committee on the date the Option is granted pursuant to the rules of the Plan.

4. Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant.

5. Restrictions on Exercise. Exercise of the Option is subject to the following limitations:

(a) The Option may not be exercised until the Plan has been approved by the stockholders of the Company as set forth in the Plan.

(b) The Option may not be exercised and the Option Shares may not be issued unless such exercise/issuance is in compliance with the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act of 1934, as amended, all applicable state and local securities laws, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed, as they are in effect on the date of exercise/issuance.

6. Cancellation of Option.

(a) Except as provided in this section, the unvested portion of the Option shall be cancelled in whole if Optionee is Terminated and may not be exercised to the extent cancelled. In addition, if Optionee is Terminated for any reason except by death or by Disability before the Option is at least 40% vested, both the vested and the unvested portion of the Option shall be cancelled and may not be exercised. If the Optionee is Terminated for any reason except by death or Disability, this Option, to the extent it is vested on the Termination Date, may be exercised by the Optionee up to three (3) months after the Exercisable Date, but in no event later than the Expiration Date.

(b) If the Optionee’s employment with the Company is Terminated because of the Retirement of the Optionee, as defined below, the Option, to the extent that it is exercisable on the Termination Date, may be exercised by the Optionee on or after the Exercisable Date until the earlier of (i) expiration of sixty (60) months from the Termination Date, and (ii) the Expiration Date. For the purposes of this Paragraph 6(c) “Retirement” means voluntary terminations, involuntary terminations in connection with a reduction in force, or other involuntary terminations other than for Cause (if and to the extent the Company, in its sole discretion, determines such a termination to be eligible for purposes of this Paragraph 6(c)) if Optionee’s age added to Optionee’s years of Service with the Company equals or exceeds sixty (60) and Optionee has at least ten (10) years of service with the Company and/or any of its Subsidiaries. For the purposes of this Paragraph 6(c), “Service” means employment from date of hire to Termination Date plus any previous employment with the Company where the previous employment period was at least 12 months (exclusive of any extended non-medical leaves of absence) and exceeded the length of time between Optionee’s previous and current employment with the Company. Notwithstanding the definition of Retirement set forth in this Section 6(c), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Optionee’s jurisdiction that would likely result in the favorable Retirement treatment that applies to the Option pursuant to this Section 6(c) being deemed unlawful and/or discriminatory, then the Company will not apply the favorable Retirement treatment at the time of Optionee’s Termination and the Option will be treated as it would under the rules that apply if Optionee’s employment ends for reasons other than death, Retirement or Disability.

(c) If the Optionee’s employment with the Company is terminated because of the death of the Optionee, this Option shall be immediately vested and exercisable under the conditions set forth by Section 7 of the French Plan. The Optionee’s heirs have a period of six (6) months following the date of death to exercise the Option - even if this six (6) month period of exercise extends the term of Option beyond the Expiration Date. If the Optionee’s employment with the Company is Terminated because the disability of Optionee (as defined under French law applicable to French-qualified options), Optionee or Optionee’s representatives may exercise the Option, to the extent it is exercisable on the Termination Date, at any time prior to the expiration of twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. If Optionee Terminates due to death or Disability, as set forth in this Section 6(d), the Option may be exercised without regard to the Exercisable Date and may qualify for favorable French tax and social security treatment without regard to the compulsory holding period as set forth by Section 163 bis C of the French Tax Code, as amended.

(d) Notwithstanding the provisions in subsection 6(a) above, if the Optionee’s employment is Terminated for Cause, the Option may not be exercised to any extent whatsoever and any and all rights and claims Optionee may have to any Option Shares, or value attributable to any Option Shares upon vesting is hereby revoked.

(e) Notwithstanding the provisions in subsection 6(a) above, if (i) Optionee’s employment is Terminated other than for Cause, (ii) Optionee was subject to the Company’s “trading window” (as described in the Company’s Policy on Securities Trades by Electronic Arts Personnel) at the time his or her employment was Terminated, and (iii) the “trading window” was closed at the time of the Exercisable Date or, in the case of Optionee’s death or Disability, the Termination Date and remained closed during the entire Post-Termination Exercise Period (thereby preventing the immediate resale of Option Shares acquired upon exercise of the Option), the Option, to the extent it is exercisable on the Exercisable Date or the Termination Date, as applicable, shall remain exercisable until ten (10) days after the date Optionee is notified by the Company that the “trading window” has been opened; provided, however, that the Option will be exercisable later than the Expiration Date (except in the case of Optionee’s death).

7. Suspension of Award and Repayment of Proceeds for Contributing Misconduct.

If at any time the Committee reasonably believes that a Participant, other than an Outside Director, has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Award pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that a Participant has engaged in an act of Contributing Misconduct, then the Award will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the vesting of the Award if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of Award Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

8. Manner of Exercise.

(a) The Option shall be exercisable by delivery to the Company of a written notice in the form attached hereto as Exhibit A or in such other form as may be approved by the Company, which shall set forth the Optionee’s election to exercise the Option, the number of Option Shares being purchased, and such other representations and agreements as to the Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

(b) Such notice shall be accompanied by full payment of the Exercise Price (i) in cash; (ii) with proceeds from a sale made pursuant to a broker-assisted same-day sale; or (iii) a combination of the foregoing, provided that a portion of the Exercise Price equal to the par value of the Option Shares, if any, must be paid in cash or other legal consideration.

(c) Prior to the issuance of the Option Shares upon exercise of the Option, the Optionee must pay or make adequate provision for any Tax-Related Items (as defined below).

(d) Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Option Shares registered in the name of the Optionee or the Optionee’s legal representative.

9. Responsibility for Taxes. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of Optionee’s participation in the French Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Optionee has become subject to tax in more than one jurisdiction between the date on which the Option was granted and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following: (i) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company or the Employer; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (iii) withholding in Option Shares to be issued at exercise of the Option.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares, for tax purposes, Optionee is deemed to have been issued the full number of Option Shares subject to the exercised Options, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the French Plan.

Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the French Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

10. Nature of Grant. In accepting the Option, Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) Optionee’s participation in the Plan is voluntary;

(e) nothing in the Plan or this Grant will be deemed to constitute an employment contract or confer or be deemed to confer any right for Optionee to continue in the employ of, or to continue any other relationship with, the Company, the Employer or any Subsidiary or limit in any way the right of the Company, the Employer or any Subsidiary to terminate Optionee’s employment or other relationship at any time, with or without Cause;

(f) the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company, or any Subsidiary, and that are outside the scope of Optionee’s employment or service contract, if any;

(g) the Option and any Option Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(h) the Option and any Option Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered compensation for, or relating in any way to, past services for the Employer, the Company or any Subsidiary;

(i) the future value of the Option Shares is unknown and cannot be predicted with certainty;

(j) if the Option Shares do not increase in value, the Option will have no value;

(k) if Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from the termination of the Option or diminution in value of the Option or Option Shares resulting from Optionee’s Termination (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Employer, the Company and/or any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Grant, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(m) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

11. Exclusion of Option From Notice Period. The period of continuous employment for the purposes of this Grant shall be the period commencing on the date of grant and ending on the Termination Date, or if earlier, the date on which the Company gives notice of such termination (the “Vest End Date”). In no event shall vesting of this Option extend beyond the Vest End Date, nor shall any potential value of this Option after the Vest End Date be considered in determining any notice or compensation in lieu of notice that may be required or given upon Termination. Optionee agrees that this provision is a condition to the Grant and hereby waives any and all rights and claims Optionee may have to any Option Shares, or value to attributable to any Option Shares, which would have under any circumstances vested after the Vest End Date.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Option Shares. Optionee should obtain tax, legal and financial advice before exercising the Option and prior to the disposition of the Option Shares.

13. Data Privacy. The Optionee hereby explicitly and unambiguously:

(a) consents to the collection, use, processing, and transfer, in electronic or other form, of personal data described in this Grant by and among, as applicable, the Employer, and the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan;

(b) understands that the Company, the Employer and any Subsidiary may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, nature and amount of compensation, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”);

(c) understands that Personal Data may be transferred to E*Trade Financial Services, Inc. or to any third party assisting the Company in the implementation, administration and management of the Plan;

(d) understands that the recipients of Personal Data may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country;

(e) understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting his or her local human resources representative;

(f) authorizes the Company, E*Trade Financial Services, Inc., and any other recipients of Personal Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired upon exercise of the Option;

(g) understands that Personal Data will be held only as long as necessary to implement, administer and manage the Optionee’s participation in the Plan;

(h) understands that the Optionee may, at any time, review Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting writing Optionee’s local human resources representative; and

(i) understands that refusal or withdrawal of Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact Optionee’s local human resources representative.

14. Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of the Optionee.

15. Authority of the Board and the Committee. Any dispute regarding the interpretation of this agreement shall be submitted by Optionee, the Employer, or the Company. forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Optionee, Employer and/or the Company.

16. Governing Law and Venue. This Grant, as governed by, and subject to, the laws of the State of California without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Grant, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

17. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Language. If the Optionee has received this or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19. Severability. The provisions of this Grant are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Entire Agreement. The Exercise Notice and Agreement attached as Exhibit A and the Plan are incorporated herein by reference. The Grant, the Plan and the Exercise Notice and Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

22. Notice. Copies of the Plan and Prospectus are available electronically at http://portal.ea.com/home/stockadmin. The Company’s most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the “Financial Reports” link at http://investor.ea.com. The Plan, Prospectus, the Company’s annual report, and the Company’s financial statements are also available at no charge by submitting a request to the Company’s Stock Administration Department at stockadministration@ea.com.